Exhibit 99.1

Hepion Pharmaceuticals and FibroFind Announce Anti-Cancer Activity of CRV431 in a Nonclinical Liver Cancer Study

EDISON, N.J., November 16, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and other liver diseases, today announced the results of a nonclinical research study showing that CRV431 significantly decreased the growth of liver tumors in a mouse model of liver cancer. Additionally, CRV431 was as effective at decreasing tumor burden as an anti-PD1 antibody immune checkpoint inhibitor, PD1 antibody, and produced more beneficial changes in tumor infiltrating cells compared to anti-PD1 antibody treatment.

The study was conducted by Fibrofind Ltd (Newcastle, UK) in collaboration with Professor Derek Mann, Dean of Research and Innovation at Newcastle University. In this study, mouse hepatocellular cancer (“HCC”) cells (hep53.4 cells) were surgically implanted into livers of recipient mice. In the absence of drug treatment, large tumors developed over a period of 28 days.

Drug treatments began in the treatment groups on Day 14 after HCC hep53.4 cell implantation, when the tumors had reached approximately 15% of their final size. Mice received either once-daily CRV431, administered orally, or a single dose anti-PD1 antibody, administered intraperitoneally. An additional treatment arm examined a CRV431/anti-PD1 antibody combination treatment. Drug dosing continued for a total of two weeks (Days 14 to 28 post-HCC implant) and the changes in tumor volumes were measured from the initiation of drug treatment to the end of the experiment. Treatment with CRV431 or an anti-PD1 antibody each decreased tumor size by 76%, while the CRV431/anti-PDI antibody combination treatment decreased tumor size by 83%, compared to the vehicle treatment (no drug).

Microscopic examination of the tumors showed that CRV431 beneficially doubled the number of tumor-infiltrating CD4 and CD8 lymphocytes. This same finding was observed with anti-PD1 treatment, suggesting that both treatments stimulated immunity against the tumors. Furthermore, CRV431 decreased the number of neutrophils in the tumors by 55% , which was not observed with anti-PD1 antibody treatment. Because neutrophil-mediated inflammation frequently promotes tumor growth, CRV431’s demonstrated reduction in neutrophils represents an additional anti-tumor effect. Finally, a marker of cell proliferation indicated that both CRV431 and the anti-PD1 antibody decreased tumor cell proliferation to similar degrees. These results complement previously published findings of CRV431’s anti-tumor activity in a different HCC model in which liver tumors developed spontaneously in mice with long-term, diabetes-associated, NASH-like disease.1

“CRV431 significantly decreased tumor burden in two distinct liver cancer models, suggesting that it exhibits anti-cancer activity across a range of HCC tumor subtypes and mutations,” said Daren Ure, PhD, Hepion’s Chief Scientific Officer. “It was also very encouraging to see that CRV431 positively altered inflammatory and immune cell populations in the tumors, which is a cornerstone of modern cancer therapy.”

FibroFind CEO, Prof Jelena Mann, PhD, commented, "FibroFind is delighted with the outcome of this study, which indicates potential for CRV431 to bring about a reduction in tumour burden in what is an aggressive orthotopic model of liver cancer. The observation that CRV431 brings about a change in the neutrophil component of the tumour is particularly fascinating given the emerging role of this immune cell in many different cancers.”

“HCC is the most common primary liver cancer, is often related to NASH, and is a leading cause of death worldwide,” commented Robert Foster, PharmD, PhD, Hepion’s CEO. “There is a constant and urgent need for new drug development to augment surgical interventions, including liver transplantation, when treating patients with HCC. The findings from this study bode well for the continued development of CRV431 as a drug candidate for treating liver diseases, including HCC and NASH. CRV431 targets the liver, and its anti-inflammatory and anti-fibrotic effects have been demonstrated in many liver disease models. More recently, CRV431 has shown positive changes in ALT and Pro-C3 in a 28-day NASH Phase 2a clinical trial, indicating its anti-inflammatory and antifibrotic effects. Having a single drug candidate with demonstrated beneficial activity in both NASH and HCC is quite remarkable and represents an opportuniuty for Hepion to further explore CRV431’s potential in HCC while continuing to advance its clinical program in NASH.”

Reference

1 Kuo et al. A Pan-Cyclophilin Inhibitor, CRV431, Decreases Fibrosis and Tumor Development in Chronic Liver Disease Models, J. Pharmacol. Exp. Therap. (2019) 371(2):231-241; doi:10.1124/jpet.119.261099.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com